NCI Researchers Report Survival and Tumor Results With Delcath Cancer Therapy

     ATLANTA, March 7, 2005 -- National Cancer Institute researchers said cancer treatment technology developed by Delcath Systems, Inc. (DCTH) was associated with positive anti-tumor activity in patients with inoperable cancer in the liver in a Phase I dose finding trial and increased overall median survival to 13 months compared to an average survival of 6-9 months for historical controls.

     The findings, which detailed a preliminary look at patients with metastatic melanoma in the liver, the largest subset of patients in the Phase I trial, were reported during the Melanoma Session at the Society of Surgical Oncology's 58th Annual Cancer Symposium, March 3-6 in Atlanta, GA, by NCI investigator Jeffrey Farma, MD, a colleague of the study's principal investigator H. Richard Alexander, MD, head of the NCI's Surgical Metabolism Section.

     As a follow-up to a presentation at a cancer symposium in Florida in late January 2005, the NCI reported that five of the 15 evaluable patients in the Delcath study have lived longer than 15 months, and one remained alive past 20 months. The survival data is expected to improve as investigators continue follow-up of living patients.

     Patients diagnosed with inoperable cancer in the liver experience an average survival time of six to nine months, based on historical data.

     The NCI said two-thirds of the 15 patients exhibited anti-tumor activity ranging from stabilization to a complete response. Of those, 50 percent experienced tumor mass reduction of 50 percent or more. The findings were based on radiographic measurement.

     Dr. Alexander's research team at the NCI has since started Phase II clinical studies with the Delcath technology to develop further data on safety and efficacy for eventual applications to the FDA for marketing approval.

     "The NCI's findings continue to contribute to a strong foundation of positive clinical outcomes with our technology and to its value in treating patients with terminal tumors," said Delcath chief executive officer M. S. Koly. "In addition to continuing follow-up with Phase I patients, Dr. Alexander has informed Delcath that he intends to perform an analysis on quality of life in the recently launched Phase II trial, contrasting the effects of the Delcath therapy on these patients to those experienced by patients undergoing the only current alternative therapies, which are protracted courses of chemotherapy that are extremely toxic and difficult to get through."

     "There was broad interest generated by the meeting, with a lot of questions asked by the oncologists about the therapy and results." Dr. Alexander reported to the company.


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"Good questions were asked and there was encouragement to continue clinical trials to determine the optimal clinical setting to get the maximum benefit."

     The Delcath system delivers chemotherapy directly to the liver via the hepatic artery at much higher doses than is possible with traditional intravenous therapy. As blood exits the liver, special Delcath filters trap the chemotherapy, protecting the rest of the body from excessive toxicity. The procedure is repeatable and less invasive than traditional ways of performing isolated perfusion to effect high-dose therapy of specific body organs or regions.

About Delcath

     Delcath is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. Six US and three foreign issued patents cover its technology. The company is headquartered in Stamford, CT.

     This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Delcath plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.